SUB-SUB-ADVISORY AGREEMENT

This SUB-SUB-ADVISORY AGREEMENT is made as of this May 1, 2020 (the “Sub-Sub- Advisory Agreement”), between Janus Capital Management LLC, a Delaware limited liability company (“Janus”) and Perkins Investment Management LLC, a Delaware limited liability company (“Perkins”).

WHEREAS, Penn Mutual Asset Management, LLC (“PENN MUTUAL”) is engaged as the investment adviser of Penn Series Funds, Inc. (“Penn Series”), an investment company organized under the laws of Maryland, pursuant to an Investment Advisory Agreement. Penn Series is a series type of investment company issuing separate classes (or series) of shares of beneficial interest and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, PENN MUTUAL has entered into an investment Sub-Advisory Agreement with Janus (the “Sub-Advisory Agreement”) in order for Janus to assume certain responsibilities and obligations of PENN MUTUAL under the Investment Advisory Agreement with respect to the Perkins US Mid Cap Value Fund (the “Fund”);

WHEREAS, Janus is authorized under the Sub-Advisory Agreement to delegate any of its duties and obligations to any affiliated person (as such term is defined in the 1940 Act) that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as Janus deems necessary or appropriate, provided that PENN MUTUAL consents to any such delegation and to the terms and conditions thereof and such delegation is permitted by and in conformity with the 1940 Act;

WHEREAS, Perkins is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended

(the “Advisers Act”);

WHEREAS, Janus desires to delegate to Perkins its duties and responsibilities for providing the day to day portfolio management of the Fund and Perkins is willing to accept such delegation and to render such portfolio management services;

NOW, THEREFORE, the parties agree as follows:

1. Delegation. Janus hereby delegates to Perkins the following duties and responsibilities required to be performed by Janus for the Fund pursuant to the Sub-Advisory Agreement with respect to the investment and reinvestment of the assets of the Fund: Perkins shall manage the investment operations of the Fund, shall determine without prior consultation with PENN MUTUAL or Janus, what securities and other assets of the Fund will be acquired, held, or disposed of , and shall direct Janus with respect to the execution of trades in connection with such determinations, in conformity with the investment objectives, policies and restrictions of the Fund. Perkins shall not issue directly to broker(s) or dealer(s) purchase or sell orders with respect to the securities of the Fund and shall not be responsible for aggregating purchase or sell orders for the Fund. Perkins hereby accepts such delegation and agrees to perform such duties and assume such responsibilities, subject to the oversight of Janus.

2. Further Obligations of Perkins.

(a) In all matters relating to the performance of this Sub-Sub-Advisory Agreement with respect to the Fund, all of Perkins’ acts or omissions shall be in conformity with: (i) the Sub-Advisory Agreement between PENN MUTUAL and Janus (attached hereto as Exhibit A); (ii) the investment goals and restrictions specified by PENN MUTUAL and the Fund documents (prospectus and SAI) provided to Perkins; (iii) the Advisers Act; and (iv) all other applicable federal and state laws governing the Fund’s operations and investments.

(b) Perkins shall provide timely reports to Janus on its activities under this Sub-Sub-Advisory Agreement as agreed on from time to time, and shall provide Janus with all information or documents that Janus may reasonably request in connection with this Sub-Sub-Advisory Agreement.

(c) Perkins shall maintain all books and records required to be maintained by Perkins pursuant to the Advisers Act and shall make such records available to Janus upon reasonable request.

(d) Except to the extent otherwise required by any applicable federal or state laws or by any direction of PENN MUTUAL or Janus, Perkins shall keep confidential any and all information concerning the affairs of the Fund.

(e) Perkins at its expense will make available to PENN MUTUAL, at reasonable times, its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of PENN MUTUAL, Janus and Perkins, by telephone, in order to review the investment policies, performance and other investment related information regarding the Fund and to consult with the its Board of Trustees (“the Board”) and PENN MUTUAL regarding the Fund’s investment affairs, including economic, statistical and investment matters related to Perkins’ duties hereunder, and will provide periodic reports as requested to PENN MUTUAL relating to the investment strategies it employs as well as Perkins’ duties hereunder. Perkins and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, Janus, PENN MUTUAL, the Fund and the Board.

(f) In accordance with procedures adopted by the Board, as amended from time to time, Perkins will provide assistance to Janus and the Fund in the fair valuation of Fund securities for security prices that are not readily available. Any valuation assistance provided is for informational purposes only and is not a recommendation by Perkins. Perkins will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of Perkins such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by PENN MUTUAL or Fund’s accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, Perkins will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund at such times as Janus or PENN MUTUAL shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Fund’s net asset value per share. PENN MUTUAL’s designated pricing agent, and not Janus or Perkins, is responsible for providing valuation of the assets in the Fund.

(g) Perkins at its expense will provide Janus, PENN MUTUAL and/or the Fund’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, Perkins will promptly report to Janus and PENN MUTUAL any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of Perkin’s compliance policies and procedures that pertain to the Fund, as well as any change in portfolio manager(s) of the Fund.

(h) Perkins will (i) assist in the preparation of disclosures regarding factors that have affected the Fund’s performance, including the relevant market conditions and the investment strategies and techniques used by Perkins, for each period as requested by Janus or PENN MUTUAL; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis.

(i) Perkins shall immediately notify Janus and PENN MUTUAL in the event that Perkins or any of its affiliates becomes aware:

i. that it is subject to a statutory disqualification that prevents Perkins from serving as an investment manager pursuant to this Sub-Sub-Advisory Agreement; or

ii. that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority.

(j) Perkins shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(k) Perkins is hereby prohibited from consulting with any other sub-advisers of the Fund, other sub-advisers to another portfolio of Penn Series, or other sub-advisers to a portfolio under common control with the Fund concerning transactions of the Fund in securities or other assets. Notwithstanding the foregoing, Perkins may consult with Janus regarding transactions of the Fund in securities or other assets, or as otherwise consistent with the terms of this Sub-Sub-Advisory Agreement.

3. Obligations of Janus.

(a) No provision of this Agreement shall relieve Janus of its duties or responsibilities under the Sub-Advisory Agreement and Janus shall appropriately oversee, monitor and evaluate Perkins’ performance of its duties and responsibilities under this Sub-Sub-Advisory- Agreement.

(b) Janus shall be responsible for the execution of all transactions upon receipt of an order from Perkins, including but not limited to, the broker used to execute the transaction, the compensation paid to such broker, and the party with which the transaction will be consummated.

(c) Janus shall be responsible for providing accurate and current information with respect to records maintained for the Fund.

(d) Janus shall be responsible for ensuring that all of Janus’ acts or omissions under this Sub-Sub-Advisory Agreement comply with all applicable federal and state laws.

4. Compensation. Perkins shall be paid by Janus for its services under the Sub-Sub-Advisory Agreement with respect to the Fund a fee at an annual rate equal to (i) fifty percent (50%) of the advisory fees Janus receives from PENN MUTUAL.

5. Expenses and Excluded Expenses. Perkins shall pay all its own costs and expenses incurred in rendering the services required under this Sub-Sub-Advisory Agreement. Notwithstanding any other provision hereof, it is expressly agreed that Perkins shall not be responsible to pay any expenses of Janus or the Fund, including but not limited to organizational, operational or business expenses of Janus or the Fund, such as, (a) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund; (b) custodian fees and expenses of the Fund; and (c) interest and taxes of the Fund.

6. Term of Agreement. This Sub-Sub-Advisory Agreement shall become effective on the date hereof. Unless sooner terminated as provided herein, this Sub-Sub-Advisory Agreement shall continue in effect for two years from its effective date. Thereafter, this Sub-Sub-Advisory Agreement shall continue in effect, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the Penn Series trustees who are not parties to this Sub-Sub-Advisory Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the Board or a majority of the Fund’s outstanding voting securities.

This Sub-Sub-Advisory Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act or in the event of the termination of the Sub-Advisory Agreement. The Sub-Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board, or by Janus, on not more than 60 days’ nor less than 30 days’ written notice to Perkins, or upon such shorter notice as may be mutually agreed upon by the parties. A vote by a majority of the Fund’s outstanding voting securities (within the meaning of the 1940 Act), is not required as the Sub-Adviser has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Fund’s outstanding voting securities Perkins may terminate this Agreement at any time, on not more than 60 days’ nor less than 30 days’ written notice to Janus, or upon such shorter notice as may be mutually agreed upon by the parties. If Perkins materially breaches the terms of this Sub-Sub-Advisory Agreement, Janus may terminate the authority of Perkins to act hereunder upon delivery of written notice effective upon receipt. Termination of this Sub-Sub-Advisory Agreement will not affect the validity of any action Perkins has previously taken, or Perkins’ liabilities or obligations for transactions initiated before termination.

7. Limitation of Liability; Indemnification. Unless otherwise required by applicable law:

(a) Limitation of Liability. Janus and any of its affiliates, directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost, damage, or expense (including reasonable attorney’s fees and costs) (collectively referred to as “Losses”) suffered by Perkins, the Fund or PENN MUTUAL in connection with the performance of its obligations under this Sub-Sub-Advisory Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on Janus’ part in the performance of its duties or from reckless disregard of its obligations and duties under this Sub-Sub-Advisory Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

(b) Janus agrees to indemnify and hold harmless Perkins, its affiliates and each of their respective officers, directors, members, agents, employees, controlling persons and shareholders (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which such Indemnified Parties may become subject arising from Janus’ acts or omissions under this Sub-Sub-Advisory Agreement, including, without limitation, liability for actions brought by PENN MUTUAL or the Fund against any of such Indemnified Parties; provided, however, that in no case is Janus’ indemnity in favor of Indemnified Party deemed to protect or apply to such Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of such Indemnified Party’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties, or any material breach of this Agreement.

(c) Limitation of Liability. Perkins and any of its affiliates, directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost, damage, or expense (including reasonable attorney’s fees and costs) (collectively referred to as “Losses”) suffered by Janus, the Fund or PENN MUTUAL in connection with the performance of its obligations under this Sub-Sub-Advisory Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on Perkins’ part in the performance of its duties or from reckless disregard of its obligations and duties under this Sub-Sub-Advisory Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

(d) Perkins agrees to indemnify and hold harmless Janus and its affiliates and each of their respective directors, officers, members, agents, employees, controlling persons and shareholders against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which Janus or its affiliates or such directors, officers, agents, employees, controlling persons or shareholders may become subject arising from Perkins’ acts or omissions under this Sub-Sub-Advisory Agreement, including, without limitation, liability for actions brought by PENN MUTUAL or the Fund against any of such Indemnified Parties; provided, however, that in no case is Perkins indemnity in favor of any person deemed to protect or apply to such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her, or its reckless disregard of such person’s obligations and duties under this Sub-Sub-Advisory Agreement, or any material breach of this Sub-Sub- Advisory Agreement.

8. Representations of Perkins.

Perkins hereby represents, warrants and covenants as follows:

(a) Perkins: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Sub-Sub-Advisory Agreement remains in effect; (ii) is not prohibited by the Advisers Act from performing the services contemplated by this Sub-Sub-Advisory Agreement; (iii) has met, and will continue to meet for so long as this Sub-Sub-Advisory Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Sub-Sub-Advisory Agreement; (iv) has the legal and corporate authority to enter into and perform the services contemplated by this Sub-Sub-Advisory Agreement; and (v) will immediately notify Janus of the institution of any administrative, regulatory or judicial proceeding against Perkins that could have a material adverse effect upon Perkins’ ability to fulfill its obligations under this Sub-Sub-Advisory Agreement.

(b) Perkins has provided Janus with a copy of its Form ADV as most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to Janus.

(c) Perkins will notify Janus of any change in the identity or control of its members owning a 10% or greater interest in Perkins, or any change that would constitute a change in control of Perkins under the 1940 Act, prior to any such change if Perkins is aware, or should be aware, of any such change, but in any event as soon as any such change becomes known to Perkins.

(d) Perkins has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided PENN MUTUAL and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of Janus or PENN MUTUAL, Perkins will supply PENN MUTUAL a written report that (A) describes any issues arising under the code of ethics or procedures since Perkins’ last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in Perkins’ code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

9. Independent Contractor. Perkins shall for all purposes hereunder by deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent Janus, the Fund or PENN MUTUAL in any way.

10. Notices. All notices or other communications under this Sub-Sub-Advisory Agreement will be in writing and will be deemed properly given when received by delivery in person, by overnight courier or by facsimile transmission followed by hard copy by regular mail, at the addresses set forth below, or to such other address as may be designated by the party entitled to receive the same by notice similarly given:

(a) To Janus at:

Janus Capital Management LLC

151 Detroit Street

Denver, Colorado 80206

Attention: Head of Legal, North America

(b) To Perkins at:

Perkins Investment Management LLC

311 S. Wacker Drive

Suite 6000

Chicago, IL 60606

Attention: Ted Hans

Telephone: (312) 356-6872

11. Amendments. This Sub-Sub-Advisory Agreement may be amended by the parties only in a written instrument signed by the parties to this Sub-Sub-Advisory Agreement, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

12. Governing Law. This Sub-Sub-Advisory Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the Advisers Act and 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the Advisers Act or the 1940 Act, the latter shall control.

13. Miscellaneous. This Sub-Sub-Advisory Agreement may be executed in two or more counterparts, which taken together shall constitute one and the same instrument. The headings in this Sub-Sub-Advisory Agreement are included for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their constructions or effect. If any provision of this Sub-Sub-Advisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-Sub-Advisory Agreement shall not be affected thereby. This Sub- Sub-Advisory Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. Books and Records. Perkins shall keep the books and records required to be maintained by Perkins pursuant to this Sub-Sub-Advisory Agreement and shall timely furnish to PENN MUTUAL all information relating to Perkins’ services under this Sub-Sub-Advisory Agreement needed by PENN MUTUAL to keep the books and records of the Fund required by Rule 31a-1 under the 1940 Act. Perkins agrees that all records that it maintains on behalf of the Fund are property of the Fund and Perkins will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Perkins may retain a copy of such records. Perkins further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Sub-Sub- Advisory Agreement, and to provide reasonable advance notice to PENN MUTUAL of its intention to destroy any such records after the expiration of the applicable retention period.

15. Use of Names. Perkins shall not use the name, trade name, trademarks, service marks and/or logo of PENN MUTUAL, Penn Series, and/or any subsidiaries or affiliates in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to Perkins or are with Janus, PENN MUTUAL, the Fund, or any of their respective officers, directors or employees, without the prior written consent of PENN MUTUAL.

16. Third-Party Beneficiary. The parties acknowledge and agree that PENN MUTUAL, Penn Series and the Fund are third-party beneficiaries of this Sub-Sub-Advisory Agreement, and it is intended that PENN MUTUAL, Penn Series and the Fund shall have the authority to enforce their respective rights hereunder.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their officers designated below as of the day and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Russell P. Shipman

Name:	Russell P. Shipman
Title:	Head of Retirement Sales & Strategy

PERKINS INVESTMENT MANAGEMENT LLC

By:	/s/ Ted Hans
Name:	Ted Hans
Title:	Chief Operating Officer

Exhibit A

Investment Sub-Advisory Agreement between Penn Mutual Asset Management, LLC and Janus Capital Management LLC dated May 1, 2020.